        EXHIBIT 99.1

PRESS RELEASE

CHARMING SHOPPES, INC. TO PARTICIPATE IN THE

CL KING BEST IDEAS CONFERENCE 2007

Bensalem, PA.,  September 13, 2007 - Charming Shoppes, Inc.,  (NASDAQ: CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, is scheduled to participate in the CL King Best Ideas Conference 2007 on Wednesday, September 19, 2007 at 10:00 a.m., Eastern time.

Gayle M. Coolick, Director of Investor Relations, will represent Charming Shoppes at the conference.

The Company’s slide presentation and the audio portion of the presentation will be available live at http://www.charming.com/investors/manage/index.asp, beginning at 10:00 a.m., Eastern time, on Wednesday, September 19, 2007.  A replay of the presentation will be available for approximately 90 days.

Charming Shoppes, Inc. operates 2,411 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™ and PETITE SOPHISTICATE OUTLET™. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

The Company’s presentation will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure to successfully implement the Company’s integration of operations of, and the business plan for, Crosstown Traders, Inc., including the Lane Bryant catalog, the failure to secure adequate financing, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in the Company’s direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company’s centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission.  Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Gayle M. Coolick
Director of Investor Relations
215-638-6955
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